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                                                                 Exhibit 2(n)(i)

[DECHERT LLP LETTERHEAD]

October 10, 2003


ING Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  ING Senior Income Fund
     (SEC File Nos. 333-107823, 811-10223)
     -------------------------------------

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Pre-Effective Amendment No. 1 to the Registration Statement of ING Senior Income Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert LLP